EXHIBIT (10)(u)

CTS CORPORATION

EXCESS BENEFIT RETIREMENT PLAN
As Adopted Effective July 1, 1996

CTS CORPORATION

EXCESS BENEFIT RETIREMENT PLAN

ARTICLE I

Purpose

        1.01 Purpose. It is the intention of CTS Corporation (the “Company”) to maintain appropriate levels of retirement benefits for employees of the Company or any of its subsidiaries who are entitled to benefits under the CTS Corporation Salaried Employees Pension Plan (the “Pension Plan”). Accordingly, the Company hereby establishes the CTS Corporation Excess Benefit Retirement Plan (the “Plan”). This Plan is intended to provide benefits to eligible persons in order to maintain the level of total retirement benefits which, but for the limitation on compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, (the “Code”) would otherwise be payable under, or as a consequence of, the provisions of the Pension Plan.

        1.02 Effective Date. This Plan is effective as of July 1, 1996. However, in calculating the amounts described in Sections 3.01(a) and 3.01(b), amounts which accrued (or would have accrued) but for the Code limitations referred to in Section 3.01 prior to the Effective Date shall be taken into account.

ARTICLE II

Eligibility

        2.01 Persons Eligible to Receive Benefits. Every individual who is listed on Appendix A shall be eligible to receive a “Benefit” as described in Section 3.01. Each such individual shall be known as a “Member”.

        2.02 Beneficiary. Every individual who is eligible to receive a Benefit under the Pension Plan by reason of being the Beneficiary of another individual who was a Member under this Plan, shall be known as a “Beneficiary” and shall likewise be entitled to receive any Benefits which such Member was entitled under this Plan. The term “Beneficiary” shall include joint pensioners, heirs-at-law, legal representative, fiduciaries, and every other person (other than a Member) to whom Benefits may be distributed, as determined under the Pension Plan.

ARTICLE III

Benefits

        3.01 Amount of Benefit. The amount of the Benefit which a Member (or Beneficiary, if applicable) is eligible to receive under this Plan shall be equal to the excess of (a) over (b):

(a) The amount of benefit which such Member would be entitled to receive under the Pension Plan if such benefit were computed without giving effect to the limitation then currently imposed by Code Section 401(a)(17) and regulations thereunder and without regard to the benefit accrual determined under Section 6.13 of the Pension Plan.

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(b) The amount of benefit which such Member actually receives under the Pension Plan.

        3.02 Payment of Benefits. Payment of benefits shall be accomplished by means of unfunded payments directly from the Company. Distribution of any such benefits shall be made in the same manner and form and subject to the same conditions as the benefit provided by the Pension Plan.

ARTICLE IV

Authority of Committee

        4.01 Committee.  The Plan, as approved by the Board of Directors, shall be administered by the CTS Corporation Employee Benefits Committee (the "Committee");

        4.02 Authority of Committee. The Committee shall have authority to control, delegate and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein.

        Without limiting the foregoing, and in addition to the other powers set forth in this Article IV, the Committee shall have the following express authorities:

(a) To construe and interpret the Plan and determine the amount, manner and time of payment of any Benefits hereunder;

(b) To prescribe procedures to be followed by Members or Beneficiaries filing any requests or applications in connection with Benefits hereunder;

(c) To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(d) receive from the Company and from Members and Beneficiaries such information as shall be necessary for the proper administration of the Plan; and

(e) To furnish the Company, upon request, such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate.

        4.03 Disqualification of Committee Member. No member of the Committee shall vote upon any question or upon the exercise of any discretion under the Plan relating specifically to himself or his Beneficiaries.

        4.04 Records and Reports. The Committee shall take all such action as it deems necessary or appropriate to comply with any laws or regulations now or hereafter in existence relating to the maintenance of records, notifications or registrations.

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ARTICLE V

Amendment or Termination

        The Company intends the Plan to be permanent, but reserves the right, at any time, to modify, amend or terminate the Plan, provided, however, that no termination, amendment or modification of or to the Plan may, without written approval of a Member, reduce the total benefit payable under this Plan or the Pension Plan, assuming the Member retired, died or otherwise terminated employment as of the date of such termination, amendment or modification. Such amount shall constitute an irrevocable obligation of the Company. The Company hereby delegates to the Chief Executive Officer of the Company the authority to add, in the Officer’s sole discretion, individuals to Appendix A who become members of the Company’s senior management after the Effective Date of the Plan.

        Notwithstanding any other provision of this Plan, upon a Change in Control, as defined in Appendix B to this Plan, all benefits hereunder will immediately become fully vested and payable to the Members or Beneficiaries, as the case may be.

ARTICLE VI

Miscellaneous

        6.01 No Guarantee of Employment. Neither the creation of this Plan nor anything contained herein shall be construed (a) to give any Member the right to remain in the employ of the Company or any of its subsidiaries, (b) to give any Member or Beneficiary any benefits not specifically provided by the Plan, or (c) to modify, in any manner, the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

        6.02 Rights of Participants and Beneficiaries. Payment of Benefits to which any Member or Beneficiary is entitled shall be made only to such Member or Beneficiary. The expectation of such Benefits shall not be assignable by Member or Beneficiaries or by operation of law, or be subject to reduction for the debts or defaults of such Members or Beneficiaries whether to the Company or to others, or be subject to execution or attachment. The preceding sentence shall not apply to portions of Benefits applied at the direction of the person eligible to receive such Benefits to the payment of premiums on life or health insurance provided under any Company program, or to the withholding of federal income taxes.

        6.03 No Requirement to Fund. No provisions in the Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

        6.04 Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Indiana shall be the controlling state law in all matters relating to the Plan and shall apply.

        6.05 Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan; and the Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

        6.06 Provisions of Pension Plan Unchanged. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan; and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

        6.07 Nature of Payments. Any benefits provided hereunder shall constitute nonqualified deferred compensation payments to the Member and shall not be taken into account in computing the amount of salary or compensation of the Member for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or (b) any agreement between the Company or any subsidiary and the Member except as such plan or agreement shall otherwise expressly provide.

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        6.08 Gender and Number. Masculine gender shall include the feminine; and the singular shall include the plural, unless the context clearly indicated otherwise.

        IN WITNESS WHEREOF, CTS Corporation has caused the CTS Corporation Excess Benefit Retirement Plan to be executed by its proper officer duly authorized by its Board of Directors.

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